Exhibit 19.1

MEMORANDUM

TO:	All Directors, Officers, Employees and Consultants

FROM:	Nason Yeager Gerson White & Lioce, PA

DATE:	September 3, 2018

RE:	Insider Trading Policy

We believe that the best way to protect Forward Industries, Inc. (the “Company”) and its executive officers, directors, consultants and employees from potential liability under the insider trading laws is to adopt and implement and enforce a clear policy that defines insider trading and prohibits all employees, officers, directors and other individuals who are aware of Material Non- Public Information (as described beginning at page 6) from trading in the Company’s securities or providing Material Non-Public Information to other persons who may trade on the basis of that information. When we use the term Company throughout this Policy, it also includes any of the Company’s subsidiaries.

Engaging in securities transactions on the basis of Material Non-Public Information or the communication of such information to others who use it in securities trading violates the federal securities laws. Such violations are likely to result in harsh consequences for the individuals involved including exposure to investigations by the Securities and Exchange Commission (“SEC”), criminal and civil prosecution, and disgorgement of any profits realized or losses avoided and penalties three times any profits gained or losses avoided. Insider trading violations expose the Company, its management, and other personnel acting in supervisory capacities to potential civil liabilities and penalties for the actions of employees under their control who engage in insider trading violations.

This Memorandum constitutes the Company’s implementation and the requirements of the Policy and sets forth procedures to assure that Material Non-Public Information will not be used by Insiders (as defined on page 2) in securities transactions and that the confidentiality of such information will be maintained. Strict compliance with these policies and procedures is expected of all Insiders, including members of their households, and any infringement thereof may result in sanctions, including termination of office or employment.

I.	The Statement of Policy

A.	Who Does This Policy Apply To?

“Insiders” are directors, officers and all employees of the Company. Additionally, the following persons may also be subject to the restrictions contained in this Policy (i) the Company’s independent contractors and (iii) other persons associated with the Company and its subsidiaries who receive or have access to Material Non-Public Information. As an Insider this Policy applies to you. The same restrictions that apply to you, also apply to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control. You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.

Please note that certain restrictions and requirements under this Policy are applicable to only certain individuals. The Blackout Periods apply to all Insiders. The Event-Specific Trading Restriction Periods apply to all directors, officers and the persons designated by the Chief Executive Officer or the Compliance Officer. Additionally, the pre-clearance requirements apply to our officers, directors, and employees in the finance/accounting department, any other employee at the vice president level or above and others who are uniquely situated to know of material financial or other information and are given notice in writing from an officer. If you have any doubt regarding whether you fall within any of these categories, please contact the Compliance Officer (or alternatively, our SEC Legal Counsel, Brian Bernstein at 561-686-3307). For purposes of this Policy, our Compliance Officer is the Chief Financial Officer. If the Compliance Officer changes, the Company will notify you immediately.

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All Insiders are expected to maintain the confidentiality of Non-Public Material Information. Disclosure of such information to any individual outside the Company, whether or not in the form of a recommendation to purchase or sell the securities of the Company, is prohibited and may be criminal. If anyone becomes aware of a leak of Material Non-Public Information, whether inadvertent or otherwise, they should immediately be reported to our Compliance Officer.

As a general policy, the Company and all Insiders shall follow all laws, rules and regulations relating to Insider trading.

B.	What are the Prohibited Activities?

•	No Trading Based on Material Non-Public Information. The Policy prohibits trading based on Material Non-Public Information. The SEC will presume that if you are in possession of Material Non-Public Information, your trading is based on it.

•	No Trading in Other Corporations. You may not trade in the securities of any other company if you are aware of Material Non-Public Information about that company which you obtained in the course of your employment with the Company.

•	No Tipping. You may not pass Material Non-Public Information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another’s trading.

•	No Dissemination of Material Non-Public Information. You should not discuss any confidential information within the hearing range of outsiders, including friends and relatives. It is particularly important to exercise care and refrain from discussing Material Non-Public Information in public places such as elevators, trains, taxis, airplanes, lavatories, restaurants, or other places where the discussions might be overheard.

•	No Short-Term Trading. No Insider who purchases Company securities in the open market may sell any Company securities of the same class during the 30 days following the purchase. Executive officers and directors must wait more than six months to buy or sell after an offsetting or opposite way transaction.

•	Short Sale Transactions. No Insider may engage in short sales of the Company’s securities. Short sales are the sale of securities which the seller does not own. The seller is speculating that the price will fall, in the hope of later purchasing the same number of securities at a lower price, thereby making a profit. An Insider who engages in short sale transaction is betting against the Company and sends an alarming signal to his or her broker. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales.

•	Hedging Transactions. No Insider may enter into a hedging transaction. When an Insider engages in this type of transaction, this Insider may no longer have the same objectives as the Company’s other stockholders.

•	Margin Accounts and Pledges. No Insider may hold Company securities in a margin account or pledge Company securities as collateral for a loan.

C.	What Transactions Does this Policy Apply To?

•	Personal Transactions. This Policy applies to your personal transactions and those indirectly through a spouse, friend, corporation or other entity.

•	Types of Securities. Purchases and sales of stock, derivative securities such as put and call options and convertible debentures or preferred stock.

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•	Stock Options/Warrants. This Policy applies to: (i) any sale of stock as part of a broker-assisted cashless exercise of options or warrants, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or warrants and (ii) any sale of common stock received upon exercise of options or warrants. This Policy does not apply to the exercise of stock options granted to the Insider under any of the Company’s equity incentive plans for cash or the delivery of previously owned Company stock.

•	Former Insiders. This Policy continues to apply to former Insiders in possession of Material Non-Public Information at the time their status as an Insider terminates. No former Insider may trade Company securities until that information has become public or is no longer material.

D.	Rule 10b5-1 Plans as an Exception

The restrictions outlined above shall not prohibit transfers of Company securities made pursuant to a written contract, letter of instruction or plan that (a) complies with the requirements of Rule 10b5-1 (a “Plan”) and (b) complies with all of the following:

o	Review and Approve the Proposed Arrangement in Advance. The Company will require all Plans to be in writing and submitted to the Company for approval prior to any transactions under the Plan. This will allow the Company to ensure that each Plan is in compliance with the requirements of Rule 10b5-1 and Company policies with regard to lock-up agreements, among other items, allowing the individual to conduct transactions under the Plan without preclearance by the Company. Because of recent concerns arising from possible abuses of Plans, the Company may require evidence that the party exercising trading authority has no personal or substantial business relationship with the Insider. The Blackout Periods and Event- Specific Trading Restrictions do not apply to transactions conducted pursuant to a Plan. If you are subject to and within either a Blackout Period or Event Specific Trading Restriction period, you may not enter into, modify or terminate a Plan until such time as the applicable trading restriction period has ended.

o	Add Additional Safeguards. It is essential that the Company ensure that there is no Material Non-Public Information that the Insider has knowledge of that has not been publicly disclosed at the time the Plan is adopted. In addition, if the Plan is going to be modified or terminated, notice must immediately be given to the Company and all transactions effected pursuant to the Plan must cease. Any change to an approved Plan will necessitate submission of the revised Plan to the Company for review and approval before transactions may resume.

o	Consider a Public Announcement. On a case by case basis, the Company will consider whether a public announcement in connection with each Plan under Rule 10b5-1 is appropriate.

o	Establish Procedures with Third Parties. In order to ensure that a Plan complies with Rule 10b5-1 in all respects, the Company will set up procedures with the parties handling the transactions under the Plan, including reminding them of the need to file Form 144s and Form 4s (where applicable).

E.	What is Material Non-Public Information?

Material Information

What is “material” is often difficult to evaluate and is always judged in hindsight.

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Generally, information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Both positive and negative information can be considered material. While it is not possible to define all categories of material information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

•	Financial results
•	Projections of future earnings or losses or other earnings guidance
•	News of a pending or proposed merger or an acquisition or disposition of significant assets
•	Impending bankruptcy or financial liquidity problems
•	Gain or loss of a substantial clients
•	Stock splits
•	New equity or debt offerings
•	Significant litigation exposure due to actual or threatened litigation
•	Major changes in management
•	Important changes in the Company’s business
•	New major contracts, orders, customers or financing, or the loss of any of these
•	Cybersecurity risks and incidents, including vulnerabilities and breaches

If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

Non-Public Information

Non-public information is information that has not been disclosed to the general public and is not available to the general public. For most companies including the Company, disclosure on its website is still not considered public by the SEC. One common misconception is that material information loses its “non-public” status as soon as a press release is issued. Non-public information will generally be deemed to be public when (i) it is filed with the SEC or a press release is issued and the public has had a period of time (as much as 24 hours) to fully absorb the information.

F.	Blackout Periods/Event-Specific Trading Restriction Periods

Regular (Quarterly) Blackout Periods

Certain Insiders including officers, directors, employees in the finance/accounting department and any other employee at the vice president level or above are prohibited from trading in the Company’s securities during certain “Blackout Periods.” The Company will notify you if you are subject to the Blackout Periods.

The four Blackout Periods begin on the 20th day of the last month of each fiscal quarter and end after the first full business day following the Company’s issuance of its quarterly (or annual) earnings release or the filing of the Company’s financial statements with the SEC (Form 10-K or Form 10-Q) if no earnings release is issued (an “Earnings Announcement”).

Example: If the quarter ends on September 30th, the Blackout Period begins after the market closes on September 19th (or prior trading day if the 19th is not a trading day) and all trading of the Company’s securities by Insiders must cease until an Earnings Announcement is released. If the Earnings Announcement is made on November 13th, the Blackout Period would end after the market close on November 14th. Therefore, your Trading Window (when you can trade) for a quarter ending December 31, in this example, would begin November 15th (or, if falls on a non-trading day, the next trading day), and would end after the market close on December 19th (or the last trading day).

The Company reserves the right to shorten or close the Trading Window without prior notice.

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Event Specific Blackout Periods

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, all directors, officers and the persons designated by the Chief Executive Officer or Compliance Officer may not trade Company common stock. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company common stock even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s common stock, without disclosing the reason for the restriction.

The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of Material Non-Public Information. Exceptions will not be granted during an event-specific trading restriction period.

G.	Preclearance

Preclearance is required only for the Company’s officers, directors, and employees in the finance/accounting department, any other employee at the vice president level or above and others who are uniquely situated to know of material financial or other information and are given notice in writing from an officer that he or she is subject to preclearance. The Company will notify those persons who are subject to preclearance. Of course, family members of any of these people require preclearance. A request for preclearance must be submitted to the Compliance Officer on the form attached to this Policy as Exhibit A at least two days in advance of the proposed transaction. Preclearance requires the approval of the Compliance Officer. If your trade is pre-cleared by the Compliance Officer, the transaction must be effected within three business days. If the transaction is not effected within that time period it will be subject to pre-clearance again.

The responsibility for determining whether the Insider has Material Non-Public Information rests with the Insider, and pre-approval of the transaction does not constitute legal advice and does not in any way insulate the Insider from liability under the securities laws.

II.	Compliance and Company Assistance

The Company is indebted to all Insiders who have helped to make the Company successful and is appreciative of all efforts on its behalf. To protect the Company and its shareholders, it is necessary to implement the foregoing Policy. The Company appreciates your continued cooperation and support in this effort.

You should remember that the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you. If you violate this Policy, the Company may take disciplinary action, including dismissal for cause. Each of you should sign one copy of this Policy and return it to the Company acknowledging that you have read and understand it. If anyone has any questions or wants to have an office conference concerning the issues raised by this Policy, please contact the Compliance Officer.

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I acknowledge that I have read and understand this Memorandum and to abide by the Company’s Policy on stock trading.

Dated: ______________ ___, 201_

______________________________________

Signature

______________________________________

Print Name

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Exhibit A

REQUEST FOR PRECLEARANCE OF
PURCHASE OR SALE OF SECURITIES

Name:____ Date: ______________

Proposed Transaction:

- ☐ Purchase of Stock
- ☐ Sale of Stock
- ☐ Exercise of Options
  - ☐ Incentive Stock Options
  - ☐ Non-Qualified Options
- ☐ Exercise of Warrants
  Date of Grant of Options, Warrants or Other Securities:
  ____
- ☐ Other [Please explain] __________________________________

Number of Shares/Options: _________________________

Date of Proposed Transaction: _________________________

1. Have you made purchase(s) of Forward Industries, Inc. (the "Company") stock within the last six months?

☐ Yes ☐ No

If so, please complete:

Date(s) of Purchase(s): __________________________ No. of Shares: _____________

__________________________ _____________

__________________________ _____________

2. Have you made sales of the Company's stock within the last six months?

☐ Yes ☐ No

If so, please complete:

Date(s) of Sale(s): __________________________ No. of Shares: _____________

__________________________ _____________

__________________________ _____________

3. Have you made exercises or conversions of the Company's options/warrants or other securities of the Company within the last six months?

☐ Yes ☐ No

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If so, please complete:

Date(s) of Exercise(s): ______________________________ No. of Options: ______________
______________________________ ______________
______________________________ ______________

4. Have you received grants of the Company's options/warrants or other securities of the Company within the last six months?

☐ Yes ☐ No

If so, please complete:

Date(s) of Grant(s): ______________________________ No. of Options: ______________
______________________________ ______________
______________________________ ______________

In consideration of this approval, I affirm that I am not in possession of Material Non-Public Information.

Signature: ______________________________________

Print Name: ______________________________________

Request Approved: ☐ Yes ☐ No

If Denied, Reason: ____

Date:________________ ____

____

Compliance Officer

____

Legal Counsel

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